UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 24, 2008
Handleman Company
(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-7923	38-1242806

(Commission File Number)	(IRS Employer Identification No.)

500 Kirts Boulevard, Troy, Michigan	48084-4142

(Address of Principal Executive Offices)	(Zip Code)
(248) 362-4400

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement
Item 7.01 Regulation FD Disclosure
SIGNATURES
INDEX TO EXHIBITS
EX-10.1
EX-10.2
EX-10.3
EX-10.4

Section 1. Registrant’s Business and Operations
Item 1.01 Entry into a Material Agreement
Asset Purchase Agreement for Sale of Canadian Assets:
Capitalized terms used in this section are defined in the APA (as defined below) unless the context provides otherwise. On or about July 24, 2008, Handleman Company of Canada Limited (“HDL-Canada”) and Handleman Company (“Seller-Parent”)(collectively “Seller”) entered into an Asset Purchase Agreement (“APA”) with Anderson Merchandisers-Canada, Inc. (“Anderson-Canada” or the “Purchaser”) and Anderson Merchandisers, L.P. ( “Merchandisers”)(collectively, Anderson-Canada and Merchandisers, “Anderson”) pursuant to which HDL-Canada will sell Anderson-Canada, pending approval of the transaction pursuant to the Investment Canada Act (the “Investment Canada Approval’), substantially all of its assets used in the Canadian business. The assets include: all merchandise inventory; the real property leased pursuant to the lease for the HDL-Canada distribution center, including rights to leasehold improvements; any and all office furniture, computers, and any and all other machinery and equipment, warehouse racking and other distribution equipment, including but not limited to forklifts, pallet jacks, conveyors, turntables and carts, spare parts and all other tangible properties, wherever located, owned by Seller or leased pursuant to the equipment leases (including the employee fleet vehicle leases); retail store display fixtures, whether located in stores or in storage; customer contracts, supply contracts and other contracts relating to the Canadian business; all telephone numbers, post office boxes, customer records, vendor records, such warranties on the equipment as exist at the closing date, and all licenses, permits and government authorizations necessary or desirable for the conduct of the Canadian business to the extent the same are transferable.
Anderson will pay HDL US$1,000,000 plus the net book value of the purchased assets (“Purchase Price”). At Closing, which shall occur no later than 10 business days following the Investment Canada Approval (“Closing Date”), Anderson will remit to HDL-Canada an amount equal to the Purchase Price minus (i) the book value as shown on HDL-Canada’s records as of the Closing Date of all Assumed Obligations, as defined in the APA, that pursuant to generally accepted accounting principles are required to be reflected as liabilities on such accounting records, minus (ii) the amount required to make immediate payment of the Creditors Claims and minus (iii) the Hold Back, which is $750,000 and which is to be retained by Anderson pending the final settlement of all Claims and liabilities with Anderson paying HDL the balance of the Hold Back exceeding US$250,000 six months after the Closing Date and the remainder twelve months after the Closing Date provided that Anderson-Canada may retain an amount equal to any outstanding unpaid Indemnification Claim in immediately available funds.
The parties agree that if the closing occurs after September 2, 2008, provide that (i) any delay in closing beyond September 2, 2008 is not the result of a default by Anderson-Canada or Merchandisers, and (ii) all of the closing conditions are satisfied or waived at closing: the closing of the transaction shall be deemed to have occurred, solely with respect to the benefit of the net profit (loss) generated from the Purchased Assets, effective as of the opening of business on September 1, 2008 (“Effective Date”) and the Purchase Price shall be reduced (increased) by the amount of after tax net profit (loss) realized by Handleman in respect of the Business during the period from the Effective Date to the Closing Date, which net profit (loss) shall be retained by Seller, and the Closing Payment shall earn interest for the account of the Seller from the Effective Date to the Closing Date (“Interim Period”) at a rate specified in the APA. The net profit (loss) shall be determined in accordance with GAAP, and on a basis consistent with the financial statements of Handleman which were provided to Anderson, by the Seller, with reasonable input of Anderson, in a manner consistent with Handleman’s past practice. (See Exhibit 10.1, Asset Purchase Agreement between Handleman Company of Canada Limited (“Seller”), Handleman Company (“Seller Parent”) and Anderson Merchandisers-Canada, Inc. (“Purchaser) and Anderson Merchandisers, L.P. (“Merchandisers”) dated July 24, 2008).
In connection with the closing of the Canadian transaction, Anderson will also remit to Handleman US$4,000,000 pursuant to the Asset Purchase Agreement entered into between Handleman Company and Anderson Merchandising, L.P. that required Anderson to pay Handleman US$4,000,000 if Handleman Company identified and sold or transitioned to Anderson any other Handleman business that would add value to the U.S. music transaction.
9th Amendment dated July 24, 2008 to Credit and Guaranty Agreement dated April 30, 2007
Capitalized terms used in this section are defined in the Credit Agreement and the Ninth Amendment (as defined below) unless the context provides otherwise. On July 24, 2008, HDL entered into (a) a Ninth Amendment to the Credit and Guaranty Agreement dated April 30, 2007 among Handleman Company and certain of it subsidiaries as Guarantors, Handleman Entertainment Resources L.L.C. and certain other domestic subsidiaries of Handleman Company as Borrowers, various lenders, Silver Point Finance, LLC, as Administrative Agent, Collateral Agent and Co-Lead Arranger and General Electric Capital Corporation as Co-Lead Arranger and (b) a Ninth Amendment to Credit Agreement dated April 30, 2007 among Handleman Company, as Parent Guarantor, and General Electric Capital Corporation, as Administrative Agent, Agent and Lender, and GE Capital Markets, Inc., as Lead Arranger (amendments collectively, the “Ninth Amendments”, credit agreements collectively the “Credit Agreements”).
Within the Ninth Amendments:
The Ninth Amendments amended the Credit Agreements by adding definitions for Canadian Purchase Agreement, Ninth Amendment and Ninth Amendment Effective Date; by amending and restating the definition of Extraordinary Receipts as any cash received by or paid to or for the account of Handleman or any of its Subsidiaries not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, certain Net Insurance/Condemnation proceeds); amending and restating the definition of Material Contract to mean, collectively, any contract or other arrangement to which Handleman or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, and including, in any event each contract or agreement to which Handleman or any of its Subsidiaries is a party involving aggregate consideration payable to or by Handleman or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of Holdings or such Subsidiary and other than contracts that by their terms may be terminated by Handleman or such Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and including, without limitation, the Canadian Asset Purchase Agreement and all documents executed or delivered in connection with any of the foregoing; amending and restating the definitions of Indebtedness to mean any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business) which purchase price is (a) due more than four (4) months from the date of incurrence of the obligation with respect thereof or (b) evidenced by a note or similar written instrument; by amending and adding a sentence to “Net Asset Sales Proceeds to clarify that 100% of the Hold Back related to the Canadian transaction constitutes “Net Asset Sale Proceeds” that shall be applied to the Obligation and stating the priority of payments; amending and restating the treatment of Certain Receipts to provide that commencing on the date of the closing of the acquisition contemplated by the Canadian Asset Purchase Agreement, no later than that the first business day following each date on which Handleman and its subsidiaries receives any proceeds of any Accounts owing to Canadian OpCo in respect to the distribution of music products in Canada, the Borrowers shall prepay the loans in an aggregate amount equal to 100% of such proceeds (after payments of any Working Capital Obligations then outstanding) and then stating the priority of payments; amending and restating a provision titled Delivery of Amendment to provide that on a date not later than August 1, 2008, the Credit Parties shall not fail to execute and deliver the Agents and amendment to Credit Agreements in a form and substance satisfactory to Agents.
The Ninth Amendments also provide the lenders consent to the Canadian transaction and provide releases and waivers to a Canadian law called the Bulk Sales Act that protects the purchaser against claims against the assets by providing the seller the option of making payments to the then outstanding creditors at the time of the asset sale or securing consent to the sale and waiver of payments from the creditors, along with other legal requirements.

The Ninth Amendments also provide waivers to an Event of Default regarding failure of Handleman to pay all trade payables in excess of $2,000,000 within 60 days of the due date thereafter. (See Exhibits 10.2 and 10.3, Ninth Amendments)
Item 7.01 Regulation FD Disclosure
On July 28, 2008, Handleman issued a Press Release in which it announced that it had reached an agreement in principle to sell substantially all of its United Kingdom assets related to its Tesco PLC business operation to a subsidiary of Tesco PLC. Handleman also announced in the July 28, 2008 Press Release that it sold its A2M unit to Eurpac Service, Inc. effective July 22, 2008. (See Exhibit 10.4, Handleman Company Press Release dated July 28, 2008)

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDLEMAN COMPANY
Date: July 29, 2008	By:	/s/ Rozanne Kokko
	Name:	Rozanne Kokko
	Title:	Sr. Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Name

10.1	Asset Purchase Agreement among Handleman Company of Canada Limited (“Seller”), Handleman Company (“Seller Parent”) and Anderson Merchandisers-Canada, Inc. (“Purchaser”) and Anderson Merchandiser, L.P. (“Merchandisers”) dated July 24, 2008.

10.2	Ninth Amendment dated July 24, 2008 to $140,000,000 Senior Secured Credit and Guaranty Agreement dated April 30, 2007 among Handleman Company and certain of it subsidiaries as Guarantors, Handleman Entertainment Resources L.L.C. and certain other domestic subsidiaries of Handleman Company as Borrowers, various lenders, Silver Point Finance, LLC, as Administrative Agent, Collateral Agent and Co-Lead Arranger and General Electric Capital Corporation as Co-Lead Arranger.

10.3	Ninth Amendment dated July 24, 2008 to Credit Agreement dated April 30, 2007 among Handleman Company, as Parent Guarantor, and General Electric Capital Corporation, as Administrative Agent, Agent and Lender, and GE Capital Markets, Inc., as Lead Arranger.

10.4	Handleman Company Press Release dated July 28, 2008.